Exhibit 5

September 10, 2025

Moleculin Biotech, Inc.

5300 Memorial Drive, Suite 950

Houston, TX 77007

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation  (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering a total of 6,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Moleculin Biotech, Inc. 2024 Stock Plan (the “2024 Plan”).

In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, as filed in the Registration Statement; (ii) the Registration Statement; (iii) the 2024 Plan, and (iii) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.

Based upon the foregoing and in reliance thereon, it is our opinion that, as of the date hereof, the Shares to be issued under the 2024 Plan have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the 2024 Plan and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the 2024 Plan, including, without limitation, collection of required payment for the Shares, if applicable, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Federal law of the United States and General Corporation Law of Delaware (which includes those statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws currently in effect), and we express no opinion as to the laws of any other jurisdiction. This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ArentFox Schiff, LLP

ArentFox Schiff LLP